Exhibit 99.1

FOR IMMEDIATE RELEASE

INC Research Reports Second Quarter 2015 Results

Highlights

•	Book-to-bill of 1.3x for each of the periods for the three-, six- and twelve months ended June 30, 2015.

•	Net new business awards of $295.9 million and $551.4 million for the three and six months ended June 30, 2015, respectively.

•	Adjusted net service revenue growth of 14.2% and 14.4% for the three and six months ended June 30, 2015, respectively.

•	Adjusted diluted earnings per share growth of 123.8% and 169.7% to $0.47 and $0.89 for the three and six months ended June 30, 2015, respectively.

•	GAAP diluted earnings per share of $0.39 and $0.79 for the three and six months ended June 30, 2015, respectively.

•	Increased full year net service revenue guidance to $900 million to $910 million and adjusted diluted EPS guidance to $1.69 to $1.80.

RALEIGH, N.C, July 30, 2015, INC Research Holdings, Inc. (Nasdaq: INCR), a leading global Phase I to Phase IV contract research organization, today reported financial results for the second quarter and year-to-date periods ended June 30, 2015.

“INC Research delivered a strong quarter highlighted by improving gross margins, revenue growth above the industry average and strong new business awards,” said Jamie Macdonald, Chief Executive Officer. “On the customer front, we continue to see strong repeat business while winning new awards from new customers with novel molecules exploring innovative approaches for patients. Our launch during the quarter of the CRO industry’s first Site Advocacy Group has been highly successful with positive customer feedback, holding significant potential to improve the way in which clinical trials are conducted in the future. We are excited to be at the forefront of these collaborations and look forward to delivering a strong second half of the year.”

Second Quarter 2015 Results
Net service revenue for the three months ended June 30, 2015 increased by 14.2% to $227.4 million, compared to adjusted net service revenue of $199.0 million for the three months ended June 30, 2014. Net service revenue for the six months ended June 30, 2015 increased by 14.4% to $438.9 million, compared to adjusted net service revenue of $383.7 million for the six months ended June 30, 2014. Adjusted net service revenue for the second quarter of 2014 excludes an estimated $4.5 million in net service revenue from higher-than-normal contract change order activity that the Company believes is not representative of ongoing operations. Net service revenue growth during both the second quarter and first half of 2015 was primarily driven by continued strong awards over the last two years, a lower cancellation rate of previously awarded business and a positive revenue mix. In 2015, revenue grew across all therapeutic areas and has been particularly strong in the CNS, Oncology and other complex therapeutic areas. During the three and six months ended June 30, 2015, fluctuations in foreign currency exchange rates resulted in an unfavorable impact of $11.3 million and $20.4 million, respectively, on net service revenue compared to the same periods in the prior year.
Income from operations for the three months ended June 30, 2015 increased 356.5% to $35.9 million, compared to $7.9 million for the three months ended June 30, 2014. Income from operations for the six months ended June 30, 2015 increased 204.3% to $68.3 million, compared to $22.5 million for the six months ended June 30, 2014. Operating margin for the three and six months ended June 30, 2015 was 15.8% and 15.6%, respectively, compared to 3.9% and 5.8% for the same periods in the prior year.
The Company's income from operations includes certain expenses and transactions that the Company believes are not representative of its core operations. Excluding these items, adjusted income from operations was $48.8 million for the three months ended June 30, 2015, compared to $30.5 million for the three months ended June 30, 2014, representing growth of 60.1%. Adjusted income from operations was $95.3 million for the six months ended June 30, 2015, compared to $56.2 million for the six months ended June 30, 2014, representing growth of 69.5%. Adjusted operating margin for the three and six months ended June 30, 2015, was 21.5% and 21.7%, respectively, compared to 15.3% and 14.7% for the same periods in 2014.
The Company reported net income for the three months ended June 30, 2015 of $23.3 million, resulting in diluted earnings per share of $0.39, compared to a net income of $15.2 million, or $0.29 per diluted share, for the three months ended June 30, 2014. Net income for the six months ended June 30, 2015 of $48.6 million, resulting in diluted earnings per share of $0.79, compared to a net income of $13.5 million, or $0.26 per diluted share, for the six months ended June 30, 2014.
Adjusted net income for the three months ended June 30, 2015 was $28.6 million, or $0.47 per diluted share, compared to $11.1 million, or $0.21 per diluted share, for the same period in the prior year. Adjusted net income for the six months ended June 30, 2015 was $54.9 million, or $0.89 per diluted share, compared to $17.3 million, or $0.33 per diluted share, for the same period in the prior year.
Adjusted EBITDA for the three months ended June 30, 2015 increased 49.9% to $53.3 million, up from $35.5 million for the three months ended June 30, 2014. Adjusted EBITDA for the six months ended June 30, 2015 increased 53.4% to $104.5 million, up from $68.1 million for the six months ended June 30, 2014. Adjusted EBITDA margin increased from 17.9% and 17.7%, for the three and six months ended June 30, 2014, respectively, to 23.4% and 23.8%, for the three and six months ended June 30, 2015, respectively.
During the three and six months ended June 30, 2015, the overall impact of fluctuations in foreign currency exchange rates on net income, adjusted net income and Adjusted EBITDA was not significant.
Important disclosures about and reconciliations of non-GAAP measures, including adjusted net service revenue, adjusted income from operations, adjusted operating margin, adjusted net income and adjusted diluted earnings per share, EBITDA and adjusted EBITDA, to the corresponding GAAP measures, are provided below and attached to this press release.
New Business Awards and Backlog
Backlog grew by 12.3% from $1.5 billion as of June 30, 2014 to $1.7 billion as of June 30, 2015. For the six and twelve months ended June 30, 2015, fluctuations in foreign currency exchange rates resulted in an unfavorable impact on our June 30, 2015 backlog in the amount of $25.9 million and $73.2 million, respectively, primarily due to the weakening of the Euro and British Pound against the U.S. dollar. Net new business awards were $295.9 million, representing a book-to-bill ratio of 1.3x, for the three months ended June 30, 2015 as compared to $103.4 million for the three months ended June 30, 2014. Net new business awards were $551.4 million, representing a book-to-bill ratio of 1.3x, for the six months ended June 30, 2015 as compared to $384.3 million for the six months ended June 30, 2014.
Business Outlook
The Company is updating its 2015 full-year guidance as outlined in the following table. The guidance takes into account a number of factors, including current foreign currency exchange rates, expected tax rates, and the Company’s overall outlook.

	Guidance Issued		Guidance Issued
	7/30/2015		5/14/2015
	Low	High	Low	High
Net service revenue	$900 million	$910 million	$880 million	$905 million
GAAP diluted EPS	$1.44	$1.60	$1.15	$1.31
Adjusted diluted EPS	$1.69	$1.80	$1.45	$1.57
Important disclosures about and reconciliations of non-GAAP measures, including adjusted net income and diluted adjusted earnings per share to the corresponding GAAP measures are provided below and attached to this press release.
Webcast and Conference Call Details
INC Research will host a conference call at 8:00 a.m. EDT on July 30, 2015, to discuss its second quarter 2015 financial results. The live webcast will be available in listen-only mode on the Events section of the Company's Investor Relations website at investor.incresearch.com. To participate via phone, please dial +1 (877) 930-8058 within the United States or +1 (253) 336-7551 outside the United States, approximately 15 minutes before the scheduled start of the call. The conference ID for the call is 78602903.
An archived replay of the conference call will be available online at investor.incresearch.com after 1:00 p.m. EDT on July 30, 2015. In addition, an audio replay will be available for one week following the call and will be accessible by dialing +1 (855) 859-2056 within the United States or +1 (404) 537-3406 outside the United States. The audio replay ID is 78602903.
About INC Research
INC Research (Nasdaq: INCR) is a leading global contract research organization ("CRO") providing the full range of Phase I to Phase IV clinical development services for the biopharmaceutical and medical device industries. Leveraging the breadth of our service offerings and the depth of our therapeutic expertise across multiple patient populations, INC Research connects customers, clinical research sites and patients to accelerate the delivery of new medicines to market. The Company was ranked “Top CRO to Work With” among large global CROs in the 2015 CenterWatch Global Investigative Site Relationship Survey. INC Research is headquartered in Raleigh, NC, with operations across six continents and experience spanning more than 100 countries. For more information, please visit www.incresearch.com.

Forward-Looking Statements
Except for historical information, all of the statements, expectations, and assumptions contained in this press release, including our updated 2015 guidance, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Actual results might differ materially from those explicit or implicit in the forward-looking statements. Important factors that could cause actual results to differ materially include, but are not limited to: fluctuations in our financial results; our ability to maintain or generate new business awards; our backlog not being indicative of future revenues and our ability to realize the anticipated future revenue reflected in our backlog; our ability to adequately price our contracts and not overrun cost estimates; our customer or therapeutic area concentration; international economic, political and other risks; our ability to increase our market share, grow our business and execute our growth strategies; and the other risk factors set forth in our Form 10-K for the year ended December 31, 2014, Form 10-Q for the quarter ended March 31, 2015 and other SEC filings, copies of which are available free of charge on our website at investor.incresearch.com. INC Research assumes no obligation and does not intend to update these forward-looking statements, except as required by law.
Use of Non-GAAP Financial Measures
In addition to the financial measures prepared in accordance with GAAP, this press release contains certain non-GAAP financial measures, including Adjusted Net Service Revenue, Adjusted Income from Operations, Adjusted Operating Margin, Adjusted Net Income (including Adjusted Diluted Earnings per Share), EBITDA and Adjusted EBITDA. A “non-GAAP financial measure” is generally defined as a numerical measure of a company’s financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in the statements of operations, balance sheets or statements of cash flows of the Company.
The Company defines Adjusted Net Service Revenue as net service revenue excluding the impact of higher-than-normal change order activity that occurred during 2014.
The Company defines Adjusted Income from Operations as income from operations excluding the higher-than-normal revenue change order activity and certain expenses and transactions that the Company believes are not representative of its core operations, namely, management fees that terminated in connection with the Company's initial public offering, acquisition-related amortization, restructuring costs, transaction expenses, stock compensation expense, contingent consideration related to acquisitions, and asset impairment charges. The Company defines Adjusted Operating Margin as adjusted income from operations as a percent of adjusted net service revenue.
The Company defines Adjusted Net Income (including Adjusted Diluted Earnings per Share) as net income (including diluted earnings per share) excluding debt refinancing expenses, loss on extinguishment of debt, other income (expense) and the items excluded from adjusted income from operations mentioned previously. After giving effect to these items and other unusual tax impacts during the period, the Company has also included an adjustment to its income tax rate to reflect the expected long-term income tax rate.
EBITDA represents earnings before interest, taxes, depreciation and amortization. The Company defines Adjusted EBITDA as EBITDA excluding the higher-than-normal revenue change order activity and certain expenses and transactions that the Company believes are not representative of its core operations, namely, management fees that terminated in connection with the Company's initial public offering, restructuring costs, transaction expenses, stock compensation expense, contingent consideration related to acquisitions, asset impairment charges, debt refinancing expenses, loss on extinguishment of debt and other income (expense). The Company presents EBITDA because it believes it is a useful metric for investors as it is commonly used by investors, analysts and debt holders to measure the Company's ability to service its debt obligations, fund capital expenditures and meet working capital requirements.
The non-GAAP measures noted above are used by management and the Board to evaluate the Company's core operating results as they exclude certain items whose fluctuations from period-to-period do not necessarily correspond to changes in the core operations of the business. Adjusted Net Service Revenue, Adjusted Income from Operations, Adjusted Operating Margin, and Adjusted Net Income (including Adjusted Diluted Earnings per Share) are used by management and the Board to assess its business, as well as by investors and analysts, to measure the Company's performance. Adjusted EBITDA is also a useful metric for management and investors to measure the Company's ability to service its debt obligations.
Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the Company's results of operations as determined in accordance with GAAP.  Investors are encouraged to review the reconciliations of the non-GAAP financial measures to their most directly comparable GAAP measures included in this press release and the accompanying tables.

Investor Relations Contact:
Ronnie Speight
Vice President, Investor Relations
Phone: +1 (919) 745-2745
Email: Investor.Relations@incresearch.com

Press/Media Contact:
Lori Dorer
Senior Director, Corporate Communications
Phone: +1 (513) 345-1685
Email: Corporate.Communications@incresearch.com

INC Research Holdings, Inc. and Subsidiaries
GAAP Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Net service revenue	$227,376	$203,540	$438,890	$388,240
Reimbursable out-of-pocket expenses	109,916	82,203	207,319	164,280
Total revenue	337,292	285,743	646,209	552,520

Costs and operating expenses:
Direct costs	138,010	130,781	263,458	251,545
Reimbursable out-of-pocket expenses	109,916	82,203	207,319	164,280
Selling, general and administrative	37,125	33,962	72,925	66,147
Restructuring and other costs	2,012	2,417	1,594	3,175
Transaction expenses	397	—	519	2,042
Asset impairment charges	—	17,245	3,931	17,245
Depreciation	4,420	5,025	9,186	11,894
Amortization	9,473	6,238	18,951	13,740
Total operating expenses	301,353	277,871	577,883	530,068
Income from operations	35,939	7,872	68,326	22,452

Other income (expense), net:
Interest income	45	18	129	200
Interest expense	(4,233)	(12,841)	(9,622)	(28,924)
Loss on extinguishment of debt	(9,795)	—	(9,795)	—
Other income (expense), net	1,675	(337)	5,141	1,041
Total other expense, net	(12,308)	(13,160)	(14,147)	(27,683)
Income (loss) before provision for income taxes	23,631	(5,288)	54,179	(5,231)
Income tax benefit (expense)	(310)	20,595	(5,602)	18,986
Net income	23,321	15,307	48,577	13,755
Class C common stock dividends	—	(125)	—	(250)
Net income attributable to common stockholders	$23,321	$15,182	$48,577	$13,505

Earnings per share attributable to common stockholders:
Basic	$0.40	$0.29	$0.81	$0.26
Diluted	$0.39	$0.29	$0.79	$0.26
Weighted average common shares outstanding:
Basic	58,231	51,898	59,731	51,897
Diluted	60,464	52,185	61,805	52,066

INC Research Holdings, Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Measures
(in thousands)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Adjusted Net Service Revenue:
Net service revenue	$227,376	$203,540	$438,890	$388,240
Change order adjustment (a)	—	(4,500)	—	(4,500)
Adjusted Net Service Revenue	$227,376	$199,040	$438,890	$383,740

Adjusted Income from Operations:
GAAP income from operations	$35,939	$7,872	$68,326	$22,452
Amortization (b)	9,473	6,238	18,951	13,740
Restructuring and other costs (c)	2,012	2,417	1,594	3,175
Transaction expenses(d)	397	—	519	2,042
Asset impairment charges(e)	—	17,245	3,931	17,245
Stock-based compensation (f)	913	893	1,620	1,424
Contingent consideration treated as compensation expense(g)	111	205	332	358
Monitoring and advisory fees(h)	—	141	—	283
Change order adjustment (a)	—	(4,500)	—	(4,500)
Adjusted Income from Operations	$48,845	$30,511	$95,273	$56,219
GAAP Operating Margin	15.8%	3.9%	15.6%	5.8%
Adjusted Operating Margin	21.5%	15.3%	21.7%	14.7%

EBITDA and Adjusted EBITDA:
Net income as reported	$23,321	$15,307	$48,577	$13,755
Interest expense, net	4,188	12,823	9,493	28,724
Income tax expense	310	(20,595)	5,602	(18,986)
Depreciation	4,420	5,025	9,186	11,894
Amortization (b)	9,473	6,238	18,951	13,740
EBITDA	41,712	18,798	91,809	49,127
Restructuring and other costs (c)	2,012	2,417	1,594	3,175
Transaction expenses (d)	397	—	519	2,042
Asset impairment charges (e)	—	17,245	3,931	17,245
Stock-based compensation (f)	913	893	1,620	1,424
Contingent consideration treated as compensation expense (g)	111	205	332	358
Monitoring and advisory fees (h)	—	141	—	283
Other (income) expense (i)	(1,675)	337	(5,141)	(1,041)
Loss on extinguishment of debt (j)	9,795	—	9,795	—
Change order adjustment (a)	—	(4,500)	—	(4,500)
Adjusted EBITDA	$53,265	$35,536	$104,459	$68,113
Adjusted EBITDA margin	23.4%	17.9%	23.8%	17.7%

INC Research Holdings, Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Measures (Continued)
(in thousands, except per share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Adjusted Net Income:
Net income as reported	$23,321	$15,307	$48,577	$13,755
Amortization (b)	9,473	6,238	18,951	13,740
Restructuring and other costs (c)	2,012	2,417	1,594	3,175
Transaction expenses (d)	397	—	519	2,042
Asset impairment charges (e)	—	17,245	3,931	17,245
Stock-based compensation (f)	913	893	1,620	1,424
Contingent consideration treated as compensation expense (g)	111	205	332	358
Monitoring and advisory fees (h)	—	141	—	283
Other (income) expense (i)	(1,675)	337	(5,141)	(1,041)
Loss on extinguishment of debt (j)	9,795	—	9,795	—
Change order adjustment (a)	—	(4,500)	—	(4,500)
Adjust income tax to normalized rate (k)	(15,767)	(27,140)	(25,280)	(29,159)
Adjusted Net Income	$28,580	$11,143	$54,898	$17,322

Diluted weighted average common shares outstanding	60,464	52,185	61,805	52,066

Adjusted Diluted EPS	$0.47	$0.21	$0.89	$0.33

(a)	Net service revenue for the three and six months ended June 30, 2014 has been adjusted by $4.5 million to remove the impact of the higher-than-normal change order activity.

(b)	Represents the amortization of intangible assets primarily for customer relationships and backlog.

(c)
Restructuring and other costs consist of: (i) severance costs associated with a reduction of workforce in line with the Company's expectations of future business operations, and (ii) lease obligation and termination costs in connection with abandonment and closure of redundant facilities.

(d)
Represents fees associated with the Company's May 2015 secondary offering, debt placement and refinancing, and costs incurred in connection with business combinations and potential acquisitions and other corporate transactions.

(e)	Represents impairment of goodwill and long-lived assets associated with the Company's Phase I Services and Global Consulting reporting units.

(f)	Represents share-based compensation expense related to awards granted under equity incentive plans.

(g)	Represents contingent consideration expense incurred as a result of acquisitions and accounted for as compensation expense under GAAP.

(h)
Represents monitoring and advisory fees paid to affiliates of Avista Capital Partners, L.P. in the periods prior to the Company's initial public offering in November 2014, as well as reimbursements of expenses paid to affiliates of Avista Capital Partners, L.P. and affiliates of Teachers' Private Capital pursuant to the Expense Reimbursement Agreement. These arrangements were terminated upon completion of the Company's initial public offering.

(i)	Represents other income (expense) comprised primarily of foreign exchange gains and losses.

(j)	Represents loss on extinguishment of debt associated with the 2015 debt refinancing.

(k)
Adjustment for the income tax effect of the non-GAAP adjustments made to arrive at adjusted net income using the estimated effective tax rate of 36% in 2015 and 37% in 2014. In 2015 and 2014, the Company's effective tax rate has been adjusted in order to reflect the removal of the tax impact of its valuation allowances recorded against its deferred tax assets and changes in the assertion to indefinitely reinvest the undistributed earnings of foreign subsidiaries. Historically, the Company has recorded a valuation allowance against some of its deferred tax assets, but believes that these valuation allowances cause significant fluctuations in its financial results that are not indicative of the Company's underlying financial performance. Specifically, the majority of the Company's revenue was generated in jurisdictions in which it recognized no tax expense or benefit due to changes in this valuation allowance. In addition, 2015 has also been adjusted for the elimination of a $2.6 million benefit from the release of a reserve for a pre-acquisition uncertain tax position associated with Kendle.

INC Research Holdings, Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Full-Year 2015 Guidance
(in millions, except per share data)
(unaudited)

	Adjusted Net Income		Adjusted Diluted Earnings Per Share
	Low	High	Low	High
Net income and diluted earnings per share	$87.0	$96.5	$1.44	$1.60
Adjustments:
Amortization(a)	37.8	37.8
Stock-based compensation expense(a)	6.0	6.0
Contingent consideration treated as compensation expense(a)	0.5	0.5
Transaction expenses(a)	1.0	1.0
Restructuring expenses(a)	3.4	3.4
Asset impairment charges(a)	3.9	3.9
Debt extinguishment costs(a)	10.3	10.3
Other(a)	(5.0)	(5.1)
Income tax effect of above adjustments(b)	(42.9)	(45.3)
Adjusted net income and adjusted diluted earnings per share	$102.0	$109.0	$1.69	$1.80

(a)	Amounts are estimates with an estimated range of +/- 5% and are presented gross without the benefit of income tax reduction.

(b)
Income tax expense is calculated and the adjustments are tax-affected at an approximate rate of 36%, which is the midpoint of our range for the expected income tax rate of 35% to 37%. This adjustment also excludes the impact of the valuation allowances recorded against our deferred tax assets and other unusual tax impacts during the period. Historically, the Company recorded a valuation allowance against some of its deferred tax assets, but believes that these valuation allowances cause significant fluctuations in its financial results that are not indicative of the Company's underlying financial performance.

INC Research Holdings, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands, except share data)
(unaudited)

	June 30, 2015	December 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$98,511	$126,453
Restricted cash	478	505
Accounts receivable:
Billed, net	143,617	130,270
Unbilled	132,650	118,101
Current portion of deferred income taxes	16,965	16,177
Prepaid expenses and other current assets	34,466	35,393
Total current assets	426,687	426,899
Property and equipment, net	40,469	43,725
Goodwill	553,584	556,863
Intangible assets, net	171,323	190,359
Deferred income taxes, less current portion	12,221	15,665
Other long-term assets	11,460	11,576
Total assets	$1,215,744	$1,245,087
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$14,756	$16,548
Accrued liabilities	100,271	111,655
Deferred revenue	297,093	246,902
Current portion of long-term debt	—	4,250
Current portion of capital lease obligations	111	441
Total current liabilities	412,231	379,796
Long-term debt, less current portion	475,000	415,277
Capital lease obligations, less current portion	—	11
Deferred income taxes	27,236	30,368
Other long-term liabilities	20,909	27,426
Total liabilities	935,376	852,878
Commitments and contingencies
Stockholders' equity:
Preferred stock, $0.01 par value; 30,000,000 authorized, 0 shares issued and outstanding at June 30, 2015 and December 31, 2014, respectively	—	—
Common stock, $0.01 par value; 600,000,000 and 600,000,000 shares authorized; 56,253,165 and 61,233,850 shares issued and outstanding at June 30, 2015 and December 31, 2014, respectively	563	612
Additional paid-in-capital	583,453	634,946
Accumulated other comprehensive loss	(37,594)	(26,200)
Accumulated deficit	(266,054)	(217,149)
Total stockholders' equity	280,368	392,209
Total liabilities and stockholders' equity	$1,215,744	$1,245,087

INC Research Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Six Months Ended June 30,
	2015	2014
Operating activities
Net income	$48,577	$13,755
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	28,137	25,634
Loss on extinguishment of debt	9,795	—
Stock repurchase costs	519	—
Amortization of capitalized loan fees	812	3,844
Stock-based compensation	1,620	1,424
Allowance for doubtful accounts	(145)	1,536
Deferred income taxes	(283)	(22,442)
Foreign currency adjustments	(4,463)	(4,941)
Asset impairment charges	3,931	17,245
Other adjustments	(163)	231
Changes in operating assets and liabilities:
Accounts receivable billed and unbilled	(28,808)	(34,145)
Accounts payable and accrued expenses	(10,211)	16,970
Deferred revenue	51,946	61,657
Other assets and liabilities	(5,989)	(372)
Net cash provided by operating activities	95,275	80,396
Investing activities
Acquisition of business, net of cash acquired	—	(2,302)
Purchase of property and equipment	(7,669)	(12,939)
Net cash used in investing activities	(7,669)	(15,241)
Financing activities
Payments on long-term debt	(475,001)	(5,453)
Proceeds from issuance of long-term debt	525,000	—
Payments of debt financing costs	(4,987)	—
Payments related to business combinations	(901)	—
Principal payments toward capital lease obligations	(341)	(1,613)
Payments of stock repurchase costs	(519)	—
Payments for repurchase of common stock	(150,000)	(19)
Payments related to tax withholding for stock-based compensation	(644)	—
Proceeds from the exercise of stock options	—	12
Dividends paid	—	(250)
Net cash used in financing activities	(107,393)	(7,323)
Effect of exchange rate changes on cash and cash equivalents	(8,155)	745
Net change in cash and cash equivalents	(27,942)	58,577
Cash and cash equivalents at the beginning of the period	126,453	96,972
Cash and cash equivalents at the end of the period	$98,511	$155,549